Exhibit 11.01

CODE OF CONDUCT

Date: 11/22/2019

Area: Vice-Presidence of Finances

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Linx: Overview		3
Mission		3
Vision		3
Values		3
Code of Conduct		4
1.	Presentation	4
2.	Employee Performance Guidelines	4
3.	Conflict of Interests	10
4.	Competition	16
5.	Observance of the Code of Conduct and Ethics	16
6.	Committee of Conduct and Ethics	16
7.	Processing of Denouncements	16
8.	General Provisions	17
Control of Review		18
Annex I		19
Annex II		20
Annex III		21

Code of Conduct	linx.com.br

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LINX: OVERVIEW

Linx is a Brazilian company specialized in technology for the retail segment, leader in the management software market1.

The Company offers innovating and personalized solutions, which comprehend all processes and provide support to the management of the businesses conducted by our Clients in a more agile and efficient manner. Our solution portfolio comprehends the products described at the end of the proposal.

Linx was created so that its Clients and the national retail segment are able to grow and achieve increasing relevance in the national economy. The choice of technology as a way to grow is connected to our innovating and pioneer DNA. Therefore, our Mission, Vision and Values are as follows:

MISSION

To render the retail segment more profitable, competitive and sustainable by means of technology.

VISION

With the focus on the retail segment and the DNA of technological innovation, Linx strives to be the natural choice in relation to software and services for the companies of the Brazilian retail market as the best option to supply technologies for the segment.

VALUES

•	We follow the principles of ethics and good practices of Corporate Governance
•	We appreciate the respect, the acknowledgment and the development of people
•	Our essence comprehends the building of long-term relationships
•	We are achievement-oriented and groundbreaking
•	We value quality aligned with simplicity and practicability
•	We exercise our social and environmental responsibility

1 Source: International Data Corporation– IDC 2019

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CODE OF CONDUCT

1.	Presentation

This Code of Conduct was established by the Board of Directors of Linx and it must be considered as a formal and binding declaration of the commitment on the part of all Employees to ensure transparent relationships, reinforcing our principles. Its purpose is not to establish a categorical list of conducts, but guidelines to orient each Administrator and Employee in relation to the personal and professional conduct expected from each one.

The rules set forth in this Code of Conduct apply to all Administrators (Directors and Officers) and Employees (workers, interns and outsourced parties), without distinction of positions (“Employees”), and it reaches the relationship established with clients, markets, franchisees, suppliers, community, environment, press, public bodies, competition, unions, and remaining strategic audiences with which Linx and its controlled companies, in Brazil and abroad, maintain relationships.

The knowledge of the full content of this Code of Conduct is mandatory for all Administrators and Employees (as defined above), who shall sign the Statement of Adhesion in relation to its content.

2.	EMPLOYEE PERFORMANCE GUIDELINES

Linx, by means of its Employees, undertakes to manage its businesses and establish its relationships without prejudice in relation to ethnicity, color of the skin, religion, sexual orientation, politics and political party option, age, social status, physical disabilities or any other forms of discrimination, respecting agreements and treaties, and emphasizing the equality of all before the Law. Furthermore, Linx continuously works to build a sound work environment, encouraging its Employees to practice a flowable, transparent and collaborating communication with its coworkers based on respect and ethics.

2.1	Suitable Conduct

Linx relies on the dignity and integrity of all its Employees and expects that their conduct be based on respect, justice and cooperation in the search for the best result.

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The Employees will perform at all times to defend the interests of Linx, its controlled companies, subsidiaries and affiliates in Brazil or abroad, maintaining secrecy, also after possible dismissal from the Company, regardless of the reason, particularly about strategic businesses and operations, until they are disclosed to the public.

The relationships in the work environment must be based on politeness and respect. The Employees must work so that the team spirits, the loyalty, the trust, and the conduct compatible with the believes and values of the Company in the search of results prevail at all times.

Title, role, hierarchical or influence position will not be used in order to obtain benefits to themselves or third parties. Therefore, regardless of the hierarchical level, people must be treated with respect and dignity, avoiding embarrassing, intimidating or discriminatory situations. Moral2 and sexual3 harassment are inacceptable.

It is essential to acknowledge the merit of each Employee and offer equal conditions of access to opportunities of internal development and acknowledgment, based on competencies and contributions of each one in the performance of their activities. Any decisions that affect the career based on personal relationship are prohibited.

2.2	Information Confidentiality

Confidential Information is considered to be the information that is not known by the market, which disclose may affect the operations of Linx or any of its parent companies, subsidiaries or affiliates in Brazil or abroad, such as, but not limited to financial results, new businesses (acquisitions, sales, mergers, spin-offs or incorporation), industrial secrets and investments, particularly the ones that cannot be disclosed, whether as a result of applicable laws or commitments accepted with third parties which, if unduly disclosed, may cause losses, damages or any other consequences.

The Employee that had access to the Confidential Information as a result of position or duties shall not be allowed to convey it to third parties and use it to trade securities of the Company as long as the information remains as “confidential”, without being disclosed to the market.

2 To expose workers to humiliating and embarrassing situations, which occur in a repetitive and extended manner, during the hours of work and in the performance of their duties.

3 To embarrass someone with the intention to obtain sexual advantage or favor, when the agent uses its condition of hierarchical superior or ascendance inherent to the exercise of the role, duty or position.

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Possible doubts about the confidential nature of certain information must be clarified directly by the immediate Manager of the Employee, who shall report to the Committee of Conduct and Ethics in case of doubt on the convenience or possibility of disclosure of any information.

The secrecy of the Confidential Information must be preserved in any case, so that it does not affect:

a.             the quotation of the securities4 (stocks) of the Company;

b.             the decision of investors to purchase, sell or maintain those securities;

c.             the decision of investors to exercise any rights inherent to the condition of holder of securities issues by the Company; and

d.             the disclosure of information considered to be “secretive” as a result of contractual or legal obligation.

Moreover, it is important to explain the measures to be adopted by all individuals subject to this Code of Conduct:

a.             Not to disclose or share information with other Employees or Service Providers that do not require it to perform their activities, and said measure must prevail even after the Employee no longer works for the Company; and

b.            Inform the immediate superior when gaining knowledge about the leaking of any information.

Passwords and user logins to access documents and information of the Company are personal and non-transferable, and the sharing of said elements are not allowed.

Care and caution are extremely important in relation to the security of the information related to the sharing of passwords/users of systems, exposed printings, exposure of relevant information in the workplaces of each Employee.

2.3	Religious, Union and Political Participation

Linx respects the religious, union and political freedom of its Employees. However, it prohibits any sort religious, political party campaign and/or campaign of candidate to public office or any sectarian group in its facilities, and in the facilities of its controlled companies, subsidiaries and/or affiliates, in Brazil and abroad, during the hours of work, using any sort of resource of its property or on its behalf.

4 Securities or financial bonds are bonds that represent property (stock) or credit (obligation), issued by a public body (government) or private entity (stock companies or financial institution) with standardized characteristics and rights (each security of a certain issue has the same face value or the same quotation in stock exchange, the same rights to dividends and so forth).

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Employees who run for political party offices shall inform Linx Vice-Presidency of the Human Resources within 24 hours as of the registration of their candidacy, and it will conduct an in-dept analysis of the case in order to verify whether there is the need to suspend the employment agreement.

In addition, LINX prohibits any sort of contribution, on its behalf, to any political parties and/or candidates to executive or legislative offices and/or churches, temples or unions. Occasional donations made by the Employees, on their own name, to electoral campaigns must be informed to the Committee of Conduct and Ethics, with the express mention of the beneficiary of the donation and the sum donated.

2.4	Communication with the Press

LINX, a stock company publicly traded in Brazil and in the United States, listed at B3 and Nyse, bases its relationship with the press on respect and transparence, in order to ensure that all disclosures are suitable and coherent with its way to proceed.

Therefore, activities such as maintaining contact with the press, sending information, photographing, filming, speaking in lectures or seminars on behalf of the Company or issues related to the Company, with exception of the ones already disclosed to the market and available on the website of Relations with Investors of the Company, interviews, participation in forums, blogs, discussion lists, in addition to others, will be allowed solely with authorization from the Board of Investors Relations. In case any Employee is approached by the press, said Employee will not be allowed to express his opinion and he must immediately inform the Board of Investors Relations of the Company.

After the required authorization is granted, the content of any presentation, interview, article or public manifestation, whether a lecture, seminar or external meeting, must be previously authorized by the Board of Investors Relations. Furthermore, the Employee must limit his comments to technical aspects, provided in an accurate and direct manner, avoiding any value judgment, and respecting the confidentiality and the information of the Company, its clients and suppliers.

2.5	Social Media and Digital Communication

LINX encourages the use of social medias, such as Facebook, Twitter, LinkedIn, YouTube, in addition to others forms of interaction in social networks and/or applications and it establishes that its Employees must maintain the respect, even in the virtual world, and practice conducts free of prejudice and discrimination.

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The creation and maintenance of LINX social medias, in addition to its controlled companies, subsidiaries and/or affiliates, in Brazil or abroad, is a responsibility incumbent upon exclusively the Marketing Board of the Company. Therefore, the Employees are not authorized to create pages in the name of the companies or areas of work of the Company.

In observance of the legal provisions that regulate the right of image, the disclosure of photographs, information and videos related to LINX, its Employees, clients, suppliers, stockholders, franchisees and partners in the social medias will be allowed solely when said materials are available on the website or the official medias of the Company. Thus, the disclosure of information or images concerning facts or situations that occurred inside the workplace is not authorized, with exception of events, which will be disclosed with express authorization of the Marketing Board.

Furthermore, in observance of the secrecy about the Confidential Information, the Employees of Linx, its controlled companies, subsidiaries or affiliates, in Brazil or abroad, will not be allowed to make check-ins in social medias whenever they are travelling or in meeting places related to work, in addition to business establishments of clients and franchisees.

2.6	Image

All Employees must preserve the good image of LINX and its trademarks, and any defamatory action on the part of the Employees, or damages to the image of LINX caused by negligent conduct by the Employee will be considered as a severe violation of this Code of Conduct.

2.7	Physical Assets and Intellectual Property

The physical assets comprehend all properties, items of equipment and work facilities, such as furniture, data processing equipment, office supplies, electronic resources, in addition to others.

All Employees must preserve the integrity of the facilities, items of equipment and remaining resources made available by LINX, that is to say, clients for the execution of their professional activities, and use them in a suitable manner and solely for the purposes they are intended.

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The electronic systems offered by LINX must be used with priority for the performance of the activities of the Employees. All means of communication and items of equipment made available by LINX must be used for professional purposes and, therefore, they may be subject to monitoring.

Being so, both emails and computers and smartphones of LINX may be monitored at any time, at the discretion of the Company. Moreover, the Employees must not access, by means of said resources, any unsuitable content, such as pornographic websites or illegal content.

Similarly, the corporate resources of data processing, computers or smartphones must not be used to disseminating messages or files that contain chain messages, rumors, pornography, defamation or illegal content.

The intellectual property is the result of the work executed by the Employees and third parties at the service of LINX, its controlled companies, subsidiaries or affiliates, in Brazil or abroad, whether developed during the hours of work, or works that use resources of the Company, or works that are connected to the businesses of the Company, which property observes the relevant legal provisions. Said result may be tangible, such as projects, patents, spreadsheets, reports, tables, or intangible, such as know-how, image and reputation.

All Employees, Administrators and outsourced parties that have access to the intellectual property of the Company must maintain secrecy about the information they access, even after said individuals no longer work for the Company.

Any conduct on the part of the Employee that is against the sound maintenance of the physical assets and intellectual property of LINX may be considered a severe violation of this Code of Conduct, and it is subject to suitable legal sanctions, including the classification as good cause for the purposes of rescission of the Employment Agreement or dismissal of the Employee. LINX reserves the right to seek indemnification for possible damages caused as a result of said undue disclosure.

2.8	Workplace

LINX, its controlled companies, subsidiaries or affiliates, in Brazil or abroad, have as a principle to perform in harmony with the authorities and established powers, supporting public policies and practices that respect the human rights, the labor rights and the environment, particularly the work, and the ones that foster the sustainable development and the social well-being, acting with trust and observing at all times the ethical principles and the respect to the laws and regulations in force.

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LINX adopts as a policy the attitude not to omit or conceal mistakes, and to immediately report them to the respective area of responsibility, so that they are addressed in a suitable manner. Therefore, it is a duty of all Employees to report to the immediate Manager all work accidents and incidents occurred during the hours of work, involving Employees, third parties or service providers, in addition to the situations of risk in the workplace, in the jointly-used areas, in the surroundings of the facilities and external areas.

The use of illegal drugs, narcotic substances and alcoholic beverages during the hours of work, or in the displacement to the client, or the places where work meetings will be held, or at the workplace is prohibited, whether in the facilities of the Company or its clients, where the Employee is providing services. However, in the latter case, in the event of corporate events or by means of prior authorization from the immediate Manager, the moderate consumption of alcoholic beverages may be allowed.

3.	CONFLICT OF INTERESTS

LINX insists on the loyalty of all Employees and, knowing that, the Employees must not involve themselves in any situation that creates actual or potential conflict of interests or that may create the appearance of said conflict.

Conflicts of interest arise when the personal activity or activity that is of personal interest of an Employee is contrary to the interests of the Company. Said personal activities or interests may influence in the decision of the Employee, forcing him/her to make decisions based on potential personal advantage, instead of the best interests of the Company. Therefore, LINX encourages both Employees and third parties to perform in an honest and transparent manner so that the interests of the Company are preserved.

Some situations favor the conflict of interests and, considering the relevance, they deserve specific guidance.

3.1	Family Members of Employees

In some situations, when there is subordination between family members, the personal interests may prevail in relation to the interests of the Company. In order to avoid situations of conflict of interests, LINX accepts the hiring of family members of Employees. However, some criteria must be observed:

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a.           family members up to the 3rd degree5, blood relatives6 or relatives by affinity7 cannot perform under direct subordination. Preexisting cases will be examined by the Vice-Presidency of Human Resources and the Employees in said condition will be relocated; and

b.          the hiring or promotion of family member of Employee will take place solely in case the candidate meets the requirements necessary for the position, without privileges of any sort.

3.2        Romantic Relationship between Employees

The romantic relationship between Employees of the Company is accepted, provided that there is no direct subordination between the parties involved.

Preexisting cases will be examined by the Vice-Presidency of Human Resources of the Company, and the Employees in said condition may be relocated.

3.3        Relationship with Franchisees

LINX addresses all franchisees in an honest and fair manner, conveying in a clear and objective way its information to them. The awareness on the part of franchisee about the content must be formalized by means of signature of the Statement of Adhesion to the Code of Conduct of LINX and the Statement of Transparence, according to the Annexes I and III.

LINX requires from its franchisees integrity in the conduction of businesses in relation to the rules set forth in this Code of Conduct, the Circular Letter of Offer of Franchise, the Franchise Agreement and the laws in force. The franchisee must have exclusive commitment to the business, with view and dedication to the trademarks of LINX, to attract its own clients. In addition, the franchisee must not attract and deviate clients from franchiser.

The hiring of franchisees that have family or romantic relationship with Employees will undergo the same stages of the selective process applied to the remaining candidates, without any privilege, regardless of the level of the Employee that made the indication, and the Employee will not be allowed to participate in and/or influence the process of selection/hiring. The Employees cannot, under any circumstances, be the person responsible for the hiring and/or the manager of the agreement of the franchise owned by his relative or person with whom he maintains a romantic relationship.

5 Father, mother, siblings, father-in-law, mother-in-law, son-in-law, daughter-in-law (1st degree); siblings, grandparents, grandchildren, step-father, step-mother, step-sons, step-daughters, brothers-in-law and sisters-in-law (2nd degree); uncles, aunts and nephews (3rd degree).

6 Father, mother, sons and daughters (1st degree); siblings, grandparents and grandchildren (2nd degree); uncles, aunts and nephews (3rd degree).

7 Father-in-law, mother-in-law, son-in-law, daughter-in-law (1st degree); step-father, step-mother, step-sons and step-daughters, brothers-in-law and sisters-in-law (2nd degree).

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The Employees cannot, under any circumstances, be franchisees of LINX or use their position to obtain personal benefits from franchisees, particularly from the ones with which they have kinship or with whom they maintain a romantic relationship.

3.4        Relationship with Suppliers

The suppliers of LINX are considered as business partners and, as such, they must share our ethical principles. When hiring suppliers, the Employee must instruct the supplier to observe and enforce the observance of this Code of Conduct. The awareness on the part of supplier about its content must be formalized by means of signature of the Statement of Adhesion to the Code of Conduct of LINX, according to the Annex II.

The choice of the suppliers by the Employees must be based exclusively on quality, price and remaining criteria usually accepted by the market (including, but not limited to logistics, financial capacity and capacity of production), as established in the internal policies adopted by LINX. The processes of selection of suppliers will foster the competition among the several suppliers of goods and services, which characteristics and conditions offered adapt to the needs and requirements of LINX, and which will be previously established and disclosed before the presentation of the proposals by the suppliers.

The hiring of supplying companies owned by relatives and/or individuals who maintain a romantic relationship with Employees will undergo the same stages of the selective process, without any privilege, regardless of the level of the Employee that made the referral, and the Employee will not be allowed to participate in and/or influence the process of selection/hiring of supplying company. The Employees that have kinship and/or romantic relationship with the owner of supplying companies cannot, under any circumstances, be the person responsible for the hiring and/or the manager of the agreement established with the supplying company owned by relative or person with whom he maintains affective/romantic relationship.

Without prejudice of the remaining conditions under this Code of Conduct, the following actions are considered violation of the principles hereunder, and they are strongly repudiated by LINX:

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a.           The use of criteria for the selection of suppliers that are not strictly related to price, quality or others accepted by the market and/or that have not been previously disclosed by LINX.

b.          The granting of privileges to certain suppliers as a result of personal interests or relations.

c.           The payment of any sums that do not correspond to the services actually provided and/or products actually supplied, particularly but not limited to consultants and lawyers.

d.           To request and/or accept from supplier any advantage, whether financial or not, personal benefit and/or contribution, in order to obtain and/or grant business advantage. The acceptance of freebies is limited to the determinations set forth in this Code of Conduct.

e.           The hiring of suppliers that present in their background records any conduct that is against the conditions under this Code of Conduct, with observance of the adversary system.

The situations described above serve solely to illustrate the sources of possible conflicts of interest and they must not be construed as a complete list of all situations that may result in conflict of interests. LINX determines that the supplier that feels damaged as a result of the criteria classified under the provisions set forth in this Code of Conduct has the prerogative to formalize denouncement through the Open Channel, according to the provisions set forth in item 7 of this Code of Conduct.

3.5        Freebies, Gifts, Hospitality, Business Means and Entertainment

In the negotiations and relationship established between Employee and clients, suppliers, third parties, competitors and others, the payment of expenses that are not set forth in agreement or the offering of gifts and favors which purpose is to influence the acts of the person who received it to obtain personal advantage, or that may appear to be improper conduct, whether as a result of the circumstance it was offered, the frequency or the value itself is prohibited.

The granting and acceptance of promotional freebies for corporate use, such as planners, timetables, pens and other promotional items which maximum value is up to one hundred American dollars (US$ 100.00) is authorized, with observance of the provisions set forth int his Code at all times.

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Employees that work in the Purchase Department and M&A cannot accept gifts or freebies from possible supplier or companies or partners or any party related to the companies acquired during the process of competition, regardless of the value. Outside the period of competition, the Employees of LINX who hold power of decision in the process of Purchases or M&A must not accept any gifts or any other offer, regardless of the type or value, with exception of institutional freebies with the logo of the supplier, such as planners or pens.

The remaining areas of the Company, its controlled companies, subsidiaries or affiliates, in Brazil or abroad, are allowed to receive gifts such as Christmas baskets, alcoholic beverages or any other items that do not classify as freebies for corporate use, provided that said items do not have characteristics of personal advantage and provided that the receipt of gifts up to the value of one hundred American dollars (US$ 100.00) is previously authorized by the immediate Managers of the Employee or provided that the receipt of gifts which value is higher than one hundred American dollars (US$ 100.00) is previously authorized by the Vice-Presidency of the Human Resources of the Company.

The offer of gifts which value is up to one hundred American dollars (US$ 100.00) is allowed by means of express authorization from the Deputy Chief Executive Officer in charge of the offering area and the offer of gifts which value is higher than one hundred American dollars (US$ 100.00) is allowed solely by means of express authorization from the Chief Executive Officer. The offer of gifts to public officials is expressly prohibited, regardless of the value, pursuant to the terms set forth in the Anticorruption Manual of the Company.

LINX allows the payment of expenses of guests in events promoted by the Company (congresses, lectures, seminars, award ceremonies, meetings with investors and others), provided that they do not violate the provisions set forth in this Code of Conduct. Therefore, the payment of expenses with meals, trips or entertainment previously authorized according to existing internal rules is allowed. In case of public official, the rules to be followed are set forth in the Anticorruption Manual.

Invitations to participate in events organized by suppliers, investors, clients, governmental bodies and other entities must rely on express authorization from the Chief Executive Officer of the Company, according to the criteria set forth in this Code. In such cases, LINX will directly pay all expenses of the Employee incurred with trips, lodging, meals and others. The payment of travel expenses for partners, when justifiable and necessary, must be also authorized by the immediate Manager. Otherwise, the Employee must defray the costs of his/her partner.

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Under no circumstances payments in cash (money, checks or transference) shall be offered or accepted, regardless of the value, under penalty of application of suitable legal administrative, civil, criminal and labor measures (from the verbal warning to the rescission due to good cause of the Employment Agreement). Moreover, the Employee shall reimburse the Company, and be held responsible for possible losses and damages, in case said attitude provably causes financial and moral damages to the Company.

3.6        Relationship with the Public Power

The relationship with the Public Power will be based at all times on transparency, in order to ensure the establishment of honest and sustainable relations with public authorities.

LINX strictly meets all regulations and legal obligations. Therefore, any situation that may characterize or resemble conflict of interests with any public bodies must be reported by means of the communication channels, as described in item 7 of this Code. The representatives of the public bodies, in the performance of their duties, must be received in a collaborative and unbiased manner, and the relevant documents required by Law must be made available to them by the competent areas.

All Employees and third parties performing on behalf of LINX must strictly follow the determinations set forth in the Anticorruption Manual of the Company, which was developed based on the Act 12.846/13, and offers specific guidelines about the expected conduct in the relationship with the Public Power. Any violation must be reported immediately to the immediate Manager or by means of the Channel of Denouncement.

3.7        Parallel Activities

Parallel activities are activities, whether paid or not, the Employees execute in addition to the activities inside LINX.

The Employees must inform their immediate Manager about the exercise of parallel activity, and the Manager must verify whether the parallel activity is not unsuitable, illegal, competitive or in disagreement with the businesses of the Company, that is to say, whether it is compatible with the activity performed by the Employee to the Company. Therefore, provided that all said requirements are met, parallel activities may be exercised by the Employee, on condition that it does not take place in the facilities of the Company and/or during the hours of work.

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4.           COMPETITION

LINX maintains a professional and cordial relationship with its competitors, and all Employees of LINX must relate to competitor companies with respect, with observance of the legal regulation, and ensure the secrecy and confidentiality of the items of information that belong to LINX.

All Employees have the duty and the obligation to perform with ethics and according to the Law, fostering at all times the free competition in all countries where LINX performs its activities, and encouraging said commitment at the time.

5.          OBSERVANCE OF THE CODE OF CONDUCT

The observance of this Code of Conduct is a fundamental principle to LINX. The Employees must inform LINX about any conduct that, at their discretion and according to their good faith, is considered to be a violation or apparent violation of this Code of Conduct, by means of the channels set forth in item 7 of this Code of Conduct.

The denouncements will be investigated by the Committee of Conduct and Ethics by means of internal inquiry, and the ones that are deemed to have grounds will be subject to penalty, which may go from a warning to a dismissal due to good cause, depending on the seriousness of the transgression verified, without prejudice/exposure of other actions that may be adopted by LINX, as permitted by Law.

6.          COMMITTEE OF CONDUCT AND ETHICS

LINX Committee of Conduct and Ethics is the body responsible for disseminating the principles set forth in this Code of Conduct among the Employees and verify its enforcement. Its activities include the processing of denouncement received from the Employees, the reply to the consultations made by the Employees to remove doubts concerning this Code of Conduct and remaining related policies adopted by LINX, and the recurrent evaluation and updating of the content of this Code of Conduct.

7.          PROCESSING OF DENOUNCEMENTS

The Employees have the duty and the obligation to denounce any violation of this Code of Conduct and remaining policies of the Company of which they become aware. For such purpose, the Employees must inform the direct Manager or the Board of the area in which the Employee works. In case the Employee wishes to keep the anonymity of the report, we recommend the use of the Channel of Denouncement, through the following means: direct line: 0800-891-4636; email: etica.linx@resguarda.com; and website: www.resguarda.com/linx

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All reports received, whether by means of the Manager or by means of the Channel of Denouncement will be forwarded to the Committee of Conduct and Ethics, which will evaluate the need to initiate a procedure for an in-dept investigation of the denouncement if the violation of the Code or the internal rules of the Company is actually confirmed.

No Employee or external partner will sustain any sort of retaliation when providing information about the suspicion of violation of this Code or the internal rules of the Company. Linx will have the right to punish the one who knowingly reports false accusation or provides false information.

8.           GENERAL PROVISIONS

Linx undertakes to supervise the implementation and application of the principles set forth in this Code of Conduct, review and update its content and develop additional orientations, according to the results demonstrated and the experienced gained.

This Code of Conduct approved by the Board of Directors on November 22nd, 2019 shall take effect as of its disclosure to the Employees of Linx and it shall substitute the Code of Ethics and Conduct approved in Extraordinary Meeting on January 16th, 2016. In addition, it shall be reviewed every two (02) years as of the date of its actual approval or at any time, at the discretion of the Board of Directors of the Company.

The companies acquired by the Company or its controlled companies, parent companies and subsidiaries shall have six (06) months as of the closing of the acquisition to adapt to the procedures described in this Code of Conduct.

Any doubts related to this Code of Conduct must be settled by the immediate hierarchical superior or by the Committee of Conduct and Ethics, by means of the channels established in item 7 above.

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CONTROL OF REVIEW

Review	Date	Review Background	Item	Reviewed by
1	XX/XX/20XX	Preparation of the Document	-	Area (Name, Surname)
2	XX/XX/20XX	Review of the Document	-	Area (Name, Surname)

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ANNEX I

STATEMENT OF ADHESION TO THE CODE OF CONDUCT

I, ______________________________________________, registered with the Brazilian Treasury Department as an Individual Taxpayer (CPF/MF) under number ___________________________, bearer of the Brazilian Identity Card (RG) number ______________________________, who hold the position of ____________________________ at LINX, HEREBY DECLARE that I received, read and agree with all provisions set forth in the Code of Conduct of LINX S.A. I hereby undertake to fully observe it in the execution of all my professional activities, and monitor and adhere to all its updates.

I also undertake to inform the Committee of Conduct and Ethics, by means of the cannels made available by LINX S.A., any occurrence of which I become aware and that represents violation of the content of this Code of Conduct.

_____________,______________,_____________
[city] [day] [month] [year]

[unabbreviated name of the employee]

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ANNEX II

STATEMENT OF ADHESION AND COMMITMENT TO THE CODE OF CONDUCT OF LINX S.A.

I, ______________________________________________, registered with the Brazilian Treasury Department as an Individual Taxpayer (CPF/MF) under number ___________________________, bearer of the Brazilian Identity Card (RG) number ______________________________, in the capacity of legal representative of ____________________________ [corporate name of the supplier], registered with the National Directory of Legal Entities (CNPJ/MF) under number __________________________________, hereby declare, under the penalties of Law, that I became aware of the Code of Conduct of LINX S.A. (“LINX”) and, after reading and understanding its content, I agree with the rules set there in this document and undertake to follow said guidelines in my relationship with LINX.

I hereby undertake to ensure the labor rights, including the right to free association, negotiation, fair compensation and benefits compatible with the market, and declare to fight any and all form of discrimination.

Furthermore, I declare that there is no and we are against child labor, forced and/or compulsory labor in any of our activities, and said practice is also required from all our representatives, employees, suppliers and/or contracted parties. I also undertake to immediately denounce to the competent bodies the cases that may come to my knowledge.

I lastly declare that I will be in charge of disclosing the Code of Conduct to my representatives, employees, suppliers and/or contracted parties directly or indirectly involved in the provision of services and/or supply to LINX, and act to solve any situations of non-conformity with the Code, which will be immediately reported to LINX.

_____________,______________,_____________
[city] [day] [month] [year]

[signature of the Supplier]

[corporate name of supplier]

By: [unabbreviated name of the legal representative]

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ANNEX III

TRANSPARENCY STATEMENT OF LINX S.A.

This form intends to reach the employees in any situation that may represent real or potential conflict of interests with the businesses of LINX, as well as situations that require validation of the Board of Human Resources of LINX, according to the rules set forth in this Code of Conduct.

Complete the spaces below and deliver it to the Board of Human Resources.

1. Indicate the suppliers and service providers of LINX of which you are partner, administrator, executive, trader, business representative, franchisee or in which you hold position with power of decision:

Company/Department	Bound with Linx	Title/Position

2. Indicate the individuals of your close relationship who are partners, administrators, executive, traders, business representatives, franchisees or who hold positions with power of decisions in suppliers, service providers, partners or competitors of LINX.

Complete Name
Level of Relationship
Company/Department

3. Situations that require validation:

Description of the Situation

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